UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2018

COLONY CAPITAL, INC. (Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 S. Flower Street, 44th Floor Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 282-8820
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2018, Colony Capital, Inc. (the “Company”) entered into a Separation Agreement and Release of Claims (the “Separation Agreement”) with Richard B. Saltzman in connection with the Company’s previously announced mutual agreement between the Company’s board of directors (the “Board”) and Mr. Saltzman, pursuant to which Mr. Saltzman no longer serves as the Company’s President and Chief Executive Officer or as a member of the Board.

Mr. Saltzman currently serves as a director of Colony Credit Real Estate, Inc. ("CLNC") and NorthStar Realty Europe Corp. (“NRE”), two publicly traded companies for which the Company serves as the external manager. Mr. Saltzman will continue to serve as a director of CLNC and NRE, although he does not currently qualify as an independent director. Other Company executive officers also serve as directors of these companies, although each company’s board is comprised of a majority of independent directors.

Pursuant to the Separation Agreement, and provided that Mr. Saltzman does not revoke the Separation Agreement by December 25, 2018, Mr. Saltzman will receive the benefits and payments provided for in his employment agreement, as amended (as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 3, 2018) consisting of (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a pro-rated target bonus for the year of termination, (iii) continued medical, dental and vision benefits at active employee rates for 24 months following November 5, 2018 (the “Separation Date”), and (iv) full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds to the extent unvested on the Separation Date. In addition, under the Separation Agreement, if during the period beginning on the Separation Date and ending on the earlier of November 5, 2021 and the date on which Mr. Saltzman no longer serves on NRE’s board of directors (the “NRE Board”), Mr. Saltzman does not receive compensation from NRE for his service on NRE Board, the Company will pay Mr. Saltzman cash payments in an amount that the Company determines in good faith to be substantially equivalent to the amount of cash and equity compensation that the other members of the NRE Board receive for service during such period and the time in which such compensation is received and/or vests. Further, pursuant to the Separation Agreement, the Company has agreed to grant Mr. Saltzman a number of NRE shares equal to his unvested NRE shares held immediately prior to the Separation Date to the extent such unvested shares are forfeited for any reason following the Separation Date. Mr. Saltzman has also agreed to resign as a director of CLNC or NRE upon the written request of the Company made prior to November 5, 2021.

In consideration for the foregoing, the Separation Agreement contains a general release of claims by Mr. Saltzman against the Company.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement and Release, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release of Claims, dated as of December 18, 2018, between Colony Capital, Inc. and Richard B. Saltzman

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 21, 2018	COLONY CAPITAL, INC.

		By:	/s/ Darren J. Tangen
Darren J. Tangen
President, Chief Financial Officer & Treasurer